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                                                                  Exhibit 23.6


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement No. 333-____________ of CNL Hospitality Properties Inc. on Form S-3 of our report dated February 12, 2004 on our audit of the consolidated financial statements of KSL Recreation Corporation and subsidiaries as of October 31, 2003 and 2002 and for each of the three years in the period ended October 31, 2003 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Experts" in such Prospectus.


/s/ Deloitte and Touche, LLP

Los Angeles, California
April 30, 2004